Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
July 26, 2011

Tellabs reports second-quarter revenue of $334 million

Plans to reduce expenses and costs by $50 million

Naperville, Ill. — Tellabs’ second-quarter 2011 revenue totaled $334 million, down 21% from $423 million in the year-ago quarter. North America revenue fell 46%, while international revenue rose 70%, compared with the year-ago quarter.

On a GAAP basis, Tellabs recorded a net loss of $20 million or 6 cents per share (basic and diluted) in the second quarter of 2011, compared with net earnings of $64 million or 17 cents per basic share and 16 cents per diluted share in the second quarter of 2010.

On a non-GAAP basis, Tellabs had a net loss of 2 cents per share (basic and diluted) in the second quarter of 2011, compared with net earnings of 17 cents per share (basic and diluted) in the year-ago quarter. Non-GAAP net loss was $7 million in the second quarter of 2011, compared with net earnings of $67 million in the second quarter of 2010. Non-GAAP results for the second quarter of 2011 exclude pretax charges of $13 million, which include $8 million or 1.5 cents per share in equity-based compensation expense.

Tellabs’ GAAP gross profit margin was 37.4% in the second quarter of 2011, compared with 53.5% in the year-ago quarter. The company generated $28 million in cash from operations during the second quarter.

“While we’re never satisfied with a loss, we’re making progress in improving Tellabs’ performance. In the second quarter, international revenue grew 70% year-over-year, growth products generated a record 61% of revenue, and the Tellabs 7100 system had its best quarter ever. Compared with the first quarter, we reduced operating expenses and improved cash flow from operations,” said Rob Pullen, Tellabs president and chief executive officer. “Going forward, we will cut $50 million from expenses and costs over the next year, better aligning our expenses with revenue expectations. The restructuring unfortunately will affect about 330 or 10% of our employees. We are investing aggressively in research and development, devoting one-fourth of our revenue to growth products, as we focus on next-generation platforms to help customers succeed in the mobile Internet.”

For the second quarter of 2011, Broadband segment revenue was $163 million, down 29% from the year-ago quarter. Transport segment revenue was $114 million, down 14%. Services segment revenue was $57 million, down 6%.

Third-Quarter 2011 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Although Tellabs’ 3Q revenue can be seasonally down, we expect third-quarter 2011 revenue to be flat, in a range from $325 million to $345 million. We expect third-quarter non-GAAP gross margin to be 39%, plus or minus a point or two, depending on mix. We expect third-quarter non-GAAP operating expense to be down again to the mid-$130 millions. Tellabs’ third-quarter non-GAAP gross margin excludes approximately $1 million, and non-GAAP operating expense excludes approximately $6 million, in equity-based compensation expense. We expect a third-quarter non-GAAP tax rate of about 32%.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference to discuss its second quarter 2011 results at 7:30 a.m. Central time on Tuesday, July 26. The results news release will be available on www.tellabs.com at 6:00 a.m. Central time that day. To access a simultaneous webcast of the teleconference, go to the Tellabs website at www.tellabs.com and click on the webcast icon. From this site, you can download the necessary software and listen to the teleconference. Tellabs encourages you to review the site before the teleconference to ensure your computer is configured properly.

A taped replay of the call will be available at approximately 10:30 a.m. Central time on Tuesday, July 26. This toll-free replay will be available until 10:30 p.m. Central time on Thursday, July 28. A podcast of the call will be posted at http://www.tellabs.com/news/feeds on the afternoon of July 26. To listen to the teleconference replay, call (855) 859-2056. (Outside the United States, call (404) 537-3406.) When prompted, enter the Tellabs conference ID number: 83172054.

About Tellabs — Tellabs innovations enable the mobile Internet and help our customers succeed. That’s why 43 of the top 50 global communications service providers choose our mobile, optical, business and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300® Patent Index, the S&P 500 and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. http://www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: customer concentration, the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the integration of a new business, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2010, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Second Quarter		Six Months
In millions, except per-share data	7/1/11	7/2/10	7/1/11	7/2/10
Revenue
Products	$277.0	$361.9	$549.4	$680.4
Services	57.2	60.9	107.2	121.6

Total revenue	334.2	422.8	656.6	802.0

Cost of Revenue
Products	173.0	155.7	332.5	301.3
Services	36.2	40.9	76.8	82.6

Total cost of revenue	209.2	196.6	409.3	383.9

Gross Profit	125.0	226.2	247.3	418.1

Gross profit as a percentage of revenue	37.4%	53.5%	37.7%	52.1%

Gross profit as a percentage of revenue - products	37.5%	57.0%	39.5%	55.7%
Gross profit as a percentage of revenue - services	36.7%	32.8%	28.4%	32.1%

Operating Expenses
Research and development	83.5	71.3	163.8	140.5
Sales and marketing	40.8	43.8	85.5	88.9
General and administrative	21.0	24.9	44.7	49.7
Intangible asset amortization	5.1	7.4	10.3	14.8
Restructuring and other charges	—	(0.5)	1.0	9.5

Total operating expenses	150.4	146.9	305.3	303.4

Operating (Loss) Earnings	(25.4)	79.3	(58.0)	114.7

Operating (loss) earnings as a percentage of revenue	-7.6%	18.8%	-8.8%	14.3%

Other Income
Interest income, net	3.1	3.0	6.4	6.9
Other (expense) income, net	(1.1)	2.1	(1.7)	4.8

Total other income	2.0	5.1	4.7	11.7

(Loss) Earnings Before Income Tax	(23.4)	84.4	(53.3)	126.4
Income tax benefit (expense)	3.3	(20.3)	9.1	(16.7)

Net (Loss) Earnings	$(20.1)	$64.1	$(44.2)	$109.7

Weighted Average Shares Outstanding
Basic	364.6	385.4	363.8	385.0

Diluted	364.6	389.9	363.8	389.5

Net (Loss) Earnings Per Share
Basic	$(0.06)	$0.17	$(0.12)	$0.28

Diluted	$(0.06)	$0.16	$(0.12)	$0.28

Cash Dividends Per Share	$0.02	$0.02	$0.04	$0.04

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	7/1/11	12/31/10
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$213.6	$208.8
Investments in marketable securities	844.4	925.7

Total cash, cash equivalents and marketable securities	1,058.0	1,134.5

Other marketable securities	167.5	213.6
Accounts receivable, net of allowances of $1.4 and $1.3	342.2	342.6
Inventories
Raw materials	36.9	30.3
Finished goods	119.0	132.0

Total inventories	155.9	162.3
Income taxes	19.8	14.8
Miscellaneous receivables and other current assets	45.3	45.0

Total Current Assets	1,788.7	1,912.8

Property, Plant and Equipment
Land	21.3	20.8
Buildings and improvements	209.8	204.2
Equipment	452.0	422.8

Total property, plant and equipment	683.1	647.8
Accumulated depreciation	(404.3)	(378.5)

Property, plant and equipment, net	278.8	269.3
Goodwill	205.3	204.9
Intangible Assets, Net of Amortization	86.4	96.7
Other Assets	110.9	119.2

Total Assets	$2,470.1	$2,602.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$106.4	$123.4
Accrued compensation	47.7	97.2
Restructuring and other charges	3.8	7.7
Income taxes	70.6	88.4
Loan related to other marketable securities	167.5	213.6
Deferred revenue	65.9	43.0
Other accrued liabilities	80.6	89.8

Total Current Liabilities	542.5	663.1

Long-Term Restructuring Liabilities	2.5	3.1
Income Taxes	21.7	28.1
Other Long-Term Liabilities	51.1	47.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
505,010,116 and 501,744,627 shares issued	5.0	5.0
Additional paid-in capital	1,564.1	1,547.9
Treasury stock, at cost: 140,198,952 and 139,243,079 shares	(1,226.9)	(1,222.1)
Retained earnings	1,363.4	1,422.1
Accumulated other comprehensive income	146.7	108.6

Total Stockholders’ Equity	1,852.3	1,861.5

Total Liabilities and Stockholders’ Equity	$2,470.1	$2,602.9

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months
	7/1/11	7/2/10
In millions
Operating Activities
Net (loss) earnings	$(44.2)	$109.7
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	38.6	39.1
Loss on disposal of property, plant and equipment	0.1	0.2
Equity-based compensation	15.6	13.2
Deferred income taxes	(2.8)	(0.5)
Restructuring and other charges	1.0	9.5
Net loss (gain) on investments in marketable securities	0.4	(7.5)
Other-than-temporary impairment charges on investments	1.2	—
Excess tax benefits from equity-based compensation	(0.2)	0.6
Net changes in assets and liabilities:
Accounts receivable	12.2	(22.9)
Inventories	9.4	(8.7)
Miscellaneous receivables and other current assets	(4.7)	4.8
Other assets	(0.9)	3.8
Accounts payable	(18.2)	7.0
Restructuring and other charges	(5.5)	(6.5)
Deferred revenue	20.7	33.4
Other accrued liabilities	(67.9)	(13.2)
Income taxes	(11.7)	3.6
Other long-term liabilities	3.6	0.3

Net Cash (Used for) Provided by Operating Activities	(53.3)	165.9

Investing Activities
Capital expenditures	(32.1)	(14.1)
Payments for purchases of investments	(384.9)	(923.7)
Proceeds from sales and maturities of investments	485.1	1,010.3

Net Cash Provided by Investing Activities	68.1	72.5

Financing Activities
Proceeds from short-term borrowings	1.3	—
Payments of short-term borrowings	(1.3)	—
Proceeds from issuance of common stock under stock plans	0.5	6.7
Repurchase of common stock	(4.8)	(21.3)
Excess tax benefits from equity-based compensation	0.2	(0.6)
Dividends paid	(14.5)	(15.4)

Net Cash Used for Financing Activities	(18.6)	(30.6)

Effect of Exchange Rate Changes on Cash	8.6	(10.9)

Net Increase in Cash and Cash Equivalents	4.8	196.9
Cash and Cash Equivalents - Beginning of Year	208.8	154.0

Cash and Cash Equivalents - End of Period	$213.6	$350.9

RESULTS OF OPERATIONS

Net loss in the second quarter of 2011 was $20.1 million or $0.06 per share (basic and diluted), compared with net earnings of $64.1 million or $0.17 per basic share and $0.16 per diluted share in the second quarter of 2010. For the first six months of 2011, net loss was $44.2 million or $0.12 per share (basic and diluted), compared with net earnings of $109.7 million or $0.28 per share (basic and diluted) in the first six months of 2010. The net loss in both periods was driven by lower revenue and gross profit margin and higher operating expenses.

Revenue (in millions)

	2010	2010	2010	2010	2010	2010
	Second Quarter			Six Months
	2011	2010	Change	2011	2010	Change
Products	$277.0	$361.9	(23.5)%	$549.4	$680.4	(19.3)%
Services	57.2	60.9	(6.1)%	107.2	121.6	(11.8)%

Total revenue	$334.2	$422.8	(21.0)%	$656.6	$802.0	(18.1)%

Second quarter 2011 compared with second quarter 2010

On a geographic basis, revenue from customers outside North America grew to $157.0 million (or 47% of total revenue) up 69.5% from $92.6 million (or 22% of total revenue) as revenue increased in all geographic regions outside North America. Revenue from customers in North America (United States and Canada) was $177.2 million (or 53% of total revenue), compared with $330.2 million (or 78% of total revenue). Revenue concentration from our two major customers was 33% in the second quarter, lower than the prior quarter. The decrease in revenue was driven primarily by lower revenue for data and digital cross-connect systems from a major North American carrier.

Revenue from our growth portfolio (the Tellabs® 6300 Managed Transport System, the Tellabs® 7100 Optical Transport System, the Tellabs® 7300 Metro Ethernet Switching Series, the Tellabs® 8600 Managed Edge System, the Tellabs® 8800 Multiservice Router Series, the Tellabs SmartCore® 9100 Platform, and professional services) was $202.8 million (or 61% of total revenue), compared with $243.9 million (or 58% of total revenue). Given the level of research and development expenses in early lifecycle products, this portfolio is not presently profitable.

Our core portfolio (the Tellabs® 5000 series of digital cross-connect systems, the Tellabs® 8100 Managed Access System, the Tellabs® 8000 Intelligent Network Manager, the Tellabs® 3000 Series of voice-enhancement products, the Tellabs Access products and deployment, training and support services) accounted for $131.4 million (or 39% of total revenue), compared with $178.9 million (or 42% of total revenue).

Six months 2011 compared with six months 2010

On a geographic basis, revenue from customers outside North America grew to $304.3 million (or 46% of total revenue) up 53.8% from $197.8 million (or 25% of total revenue) as revenue increased in all geographic regions outside North America. Revenue from customers in North America was $352.3 million (or 54% of total revenue), compared with $604.2 million (or 75% of total revenue). Revenue concentration from our two major customers was 34% in the first six months of 2011, lower than the prior year period. The decrease in revenue was driven primarily by lower revenue for data and digital cross-connect systems from a major North American carrier.

Revenue from our growth portfolio was $397.2 million (or 60% of total revenue), compared with $458.5 million (or 57% of total revenue). Our core portfolio accounted for $259.4 million (or 40% of total revenue), compared with $343.5 million (or 43% of total revenue).

Gross Margin

	Second Quarter			Six Months
	2011	2010	% Point Change	2011	2010	% Point Change
Products	37.5%	57.0%	(19.5)	39.5%	55.7%	(16.2)
Services	36.7%	32.8%	3.9	28.4%	32.1%	(3.7)
Consolidated	37.4%	53.5%	(16.1)	37.7%	52.1%	(14.4)

Products gross margins decreased in both periods of 2011 compared with the year-ago periods, primarily as a result of lower data product and digital cross-connect system revenue in North America. Services gross margin increased in the second quarter of 2011, compared with the year-ago period, as we recorded more higher-margin support revenue and less lower-margin deployment revenue. Services gross margin decreased in the first six months of 2011, compared with the year-ago period, primarily driven by the lower overall level of Services revenue.

Operating Expenses (in millions)

	Second Quarter			Percent of Revenue
	2011	2010	Change	2011	2010
Research and development	$83.5	$71.3	$12.2	25.0%	16.9%
Sales and marketing	40.8	43.8	(3.0)	12.2%	10.4%
General and administrative	21.0	24.9	(3.9)	6.3%	5.9%

Subtotal	145.3	140.0	5.3	43.5%	33.1%

Intangible asset amortization	5.1	7.4	(2.3)
Restructuring and other charges	—	(0.5)	0.5

Total operating expenses	$150.4	$146.9	$3.5

	Six Months			Percent of Revenue
	2011	2010	Change	2011	2010
Research and development	$163.8	$140.5	$23.3	24.9%	17.5%
Sales and marketing	85.5	88.9	(3.4)	13.0%	11.1%
General and administrative	44.7	49.7	(5.0)	6.8%	6.2%

Subtotal	294.0	279.1	14.9	44.8%	34.8%

Intangible asset amortization	10.3	14.8	(4.5)
Restructuring and other charges	1.0	9.5	(8.5)

Total operating expenses	$305.3	$303.4	$1.9

Operating expenses increased in both periods of 2011 compared with the year-ago periods. Higher research and development expenses primarily for products for the mobile Internet were partially offset by lower sales, marketing, general and administrative expenses as well as lower restructuring and other charges. Restructuring and other charges of $1.0 million in the first half of 2011 are primarily due to severance.

Other Income (in millions)

	Second Quarter			Six Months
	2011	2010	Change	2011	2010	Change
Interest income, net	$3.1	$3.0	$0.1	$6.4	$6.9	$(0.5)
Other (expense) income, net	(1.1)	2.1	(3.2)	(1.7)	4.8	(6.5)

Total other income	$2.0	$5.1	$(3.1)	$4.7	$11.7	$(7.0)

Compared with prior year periods, interest income, net, increased in the three-month period due to higher yields during the second quarter of 2011 and declined in the six-month period due to lower yields and lower cash, cash equivalents and marketable securities balances. Other (expense) income, net, was lower in both periods primarily due to a $1.2 million other-than-temporary impairment from investments in marketable securities in the second quarter and first six months of 2011, compared with realized gains from marketable securities in both comparable periods of 2010.

Income Taxes

For the second quarter of 2011, we reported a tax benefit of $3.3 million, compared with a tax expense of $20.3 million for the second quarter of 2010. In the second quarter we recorded a benefit of $2.8 million related to the resolution of an Internal Revenue Service audit of the 2007 and 2008 tax years. Excluding this benefit, tax expense decreased due to losses from domestic operations and a decline in income from foreign operations, partially offset by a valuation allowance on domestic deferred tax assets

For the first six months of 2011, we reported a tax benefit of $9.1 million, compared with a tax expense of $16.7 million for the first six months of 2010. In the first six months of 2011, a benefit of $6.2 million was recorded from the reversal of tax accruals no longer required due to settlement of tax audits and the expiration of a statute of limitations, compared with a similar benefit of $13.3 million in the first six months of 2010. Excluding these benefits, tax expense declined due to losses from domestic operations and a decline in income from foreign operations, partially offset by a valuation allowance on domestic deferred tax assets.

Segments

We operate in three business segments: Broadband, Transport and Services. The Broadband segment includes three product categories: data, managed access and access products.

Segment Revenue (in millions)

	Second Quarter			Six Months
	2011	2010	Change	2011	2010	Change
Broadband	$162.7	$228.7	(28.9)%	$335.7	$419.8	(20.0)%
Transport	114.3	133.2	(14.2)%	213.7	260.6	(18.0)%
Services	57.2	60.9	(6.1)%	107.2	121.6	(11.8)%

Total revenue	$334.2	$422.8	(21.0)%	$656.6	$802.0	(18.1)%

Segment (Loss) Profit* (in millions)

	Second Quarter			Six Months
	2011	2010	Change	2011	2010	Change
Broadband	$(3.0)	$86.1	(103.5)%	$16.7	$146.9	(88.6)%
Transport	27.2	51.7	(47.4)%	43.2	96.7	(55.3)%
Services	21.6	20.7	4.3%	31.6	40.2	(21.4)%

Total segment profit	$45.8	$158.5	(71.1)%	$91.5	$283.8	(67.8)%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation.

Second quarter 2011 compared with second quarter 2010

Broadband Segment

Revenue from the Broadband segment was $162.7 million, compared with $228.7 million. Within this segment, revenue from all product categories decreased on a year-over-year basis. Data product revenue was $95.1 million, compared with $158.8 million as higher revenue from managed edge systems was offset by lower revenue from our multi-service router series. Access revenue was $39.8 million, compared with $40.4 million. Increased revenue from single-family optical network terminal (ONT) units was essentially offset by lower revenue from access systems. Managed access revenue was $27.8 million, compared with $29.5 million. Most of this decline came from lower revenue from SDH transport systems. Broadband segment loss was $3.0 million, compared with profit of $86.1 million. The decline in segment profit was driven primarily by lower revenue from our multi-service router series and higher research and development expenses.

Transport

Revenue from the Transport segment was $114.3 million, compared with $133.2 million. Within this segment, increased revenue from optical transport systems was offset by lower revenue from digital cross-connect systems. Transport segment profit was $27.2 million, compared with $51.7 million. The decline in segment profit was driven primarily by lower revenue from digital cross-connect systems.

Services

Revenue from the Services segment was $57.2 million, compared with $60.9 million. The decline in segment revenue was driven primarily by lower deployment revenue, which was partially offset by higher support revenue. Services segment profit was $21.6 million, compared with $20.7 million. The slight increase in segment profit was driven primarily by the lower level of deployment revenue and the higher level of support revenue.

Six months 2011 compared with six months 2010

Broadband Segment

Revenue from the Broadband segment was $335.7 million, compared with $419.8 million. Within this segment, reduced revenue from the data and managed access categories was partially offset by increased revenue from access products. Data product revenue was $201.6 million, compared with $289.5 million as increased revenue from managed edge systems was offset by lower revenue from our multi-service router series. Access revenue was $79.9 million, up 13.3% from $70.5 million, driven by increased revenue from access systems and single-family optical network terminal (ONT) units. Managed access revenue was $54.2 million, compared with $59.8 million. Most of this decline came from lower revenue from managed access systems. Broadband segment profit was $16.7 million, compared with $146.9 million. The decline in segment profit was driven primarily by lower revenue from our multi-service router series and higher research and development expenses.

Transport Segment

Revenue from the Transport segment was $213.7 million, compared with $260.6 million. Within this segment, increased revenue from optical transport systems was offset by lower revenue from digital cross-connect systems. Transport segment profit was $43.2 million, compared with $96.7 million. The decline in segment profit was driven primarily by lower revenue from digital cross-connect systems.

Services

Revenue from the Services segment was $107.2 million, compared with $121.6 million. The decline in segment revenue was driven primarily by lower deployment revenue, which was partially offset by higher support revenue. Services segment profit was $31.6 million, compared with $40.2 million. The decrease in segment profit was primarily due to the lower level of deployment revenue.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $1,058.0 million as of July 1, 2011, which decreased by $76.5 million since year-end 2010. Of the total cash, cash equivalents and marketable securities, as of July 1, 2011, $391.1 million was held in subsidiaries outside the United States. During the quarter, we generated $28.2 million in cash from operations, slightly increasing cash, cash equivalents and marketable securities. Cash used for operating activities during the first six months of 2011 amounted to $53.3 million.

During the second quarter of 2011, we distributed $7.3 million to our stockholders through a cash dividend. We also repurchased 6,721 shares of common stock at a cost of $32,038 under the 10b5-1 program. During the first half of 2011, we distributed $14.5 million to our stockholders through a cash dividend. We also repurchased 0.1 million shares of common stock at a cost of $0.5 million under the 10b5-1 plan.

We provide no assurance as to a future declaration or payment of a cash dividend nor do we provide future assurance of a repurchase of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to pay a cash dividend.

Goodwill

We review goodwill annually for impairment, unless potential interim indicators exist that could result in an impairment. Given that we have experienced a significant decline in business volumes from a major customer that has had an adverse impact on the results of the Broadband segment which is not expected to reverse in the near-term, and that overall market capitalization has been below book value, we completed an interim step one review. Based on this review, which compares the segment’s fair value to carrying value, we concluded that Broadband segment goodwill may potentially be impaired. At this time, we cannot estimate the impact, if any, this may have on our financial statements. We will proceed with a step two analysis to determine whether or not an impairment charge is to be recorded. The amount of goodwill associated with the Broadband segment is $82.7 million.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, segment revenue and profit, our geographic revenue split and the split between our growth and core portfolios.

Second quarter 2011 compared with first quarter 2011

Total revenue was $334.2 million, compared with $322.4 million. Increased Transport and Services segment revenue offset lower Broadband segment revenue. Revenue concentration from our major customers decreased in the second quarter of 2011, compared with the prior quarter.

Total Broadband segment revenue was $162.7 million, compared with $173.0 million. Within this segment, data revenue was $95.1 million, compared with $106.5 million. Higher revenue for our multi-service edge router series was offset by lower revenue from managed edge systems. Access revenue was $39.8 million, compared with $40.1 million, as increased revenue from single family ONT units was essentially offset by lower revenue from access systems. Managed access revenue was $27.8 million, up 5% from $26.4 million, as increased revenue from managed access systems offset lower revenue from SDH transport systems. Broadband segment loss was $3.0 million, compared with profit of $19.7 million. The decline in segment profit was driven by lower data revenue and higher research and development expenses.

Transport segment revenue was $114.3 million, up 15.0% from $99.4 million, as increased revenue from optical transport systems offset lower revenue from digital cross-connect systems. Transport segment profit, driven by higher segment revenue and improved margins on optical transport systems, was $27.2 million, up 70.0% from $16.0 million.

Services segment revenue was $57.2 million, up 14.4% from $50.0 million, as a result of increased revenue from deployment and support services. Services segment profit, driven primarily by the higher level of revenue and lower costs, was $21.6 million, more than double the $10.0 million recorded in the prior quarter.

North American revenue was $177.2 million (or 53% of total revenue) compared with $175.1 million (or 54% of total revenue). Outside North America, revenue was $157.0 million (or 47% of total revenue) up 7% from $147.3 million (or 46% of total revenue).

Growth portfolio revenue was $202.8 million (or 61% of total revenue), compared with $194.4 million (or 60% of total revenue). Given the level of research and development expenses in early lifecycle products, this portfolio is not presently profitable. Core portfolio revenue was $131.4 million (or 39% of total revenue), compared with $128.0 million (or 40% of total revenue).

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Second quarter 2011 compared with first quarter 2011

Non-GAAP gross profit margin was 37.7%, compared with 38.3% in the prior quarter. Higher services gross margins partially offset lower product gross margins. Services margins increased due to higher level of revenue and lower costs. Product margins decreased due to the lower level of data, and cross-connect system revenue, which was somewhat offset by improved margins on optical transport systems.

Non-GAAP operating expenses were $138.3 million, compared with $142.1 million. Increased research and development expenses were offset by lower spending across the rest of the business.

Non-GAAP operating loss was $12.2 million, compared with $18.7 million, driven by higher revenue and lower operating expenses.

Driven primarily by higher revenue and lower operating expenses, non-GAAP net loss was $6.9 million or $0.02 per share (basic and diluted), compared with $10.9 million or $0.03 per share (basic and diluted).

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Second Quarter 2011			Second Quarter 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Revenue
Products	$277.0	$—	$277.0	$361.9	$—	$361.9
Services	57.2	—	57.2	60.9	—	60.9

Total revenue	334.2	—	334.2	422.8	—	422.8

Cost of Revenue
Products (a)	173.0	(0.5)	172.5	155.7	(0.6)	155.1
Services (a)	36.2	(0.6)	35.6	40.9	(0.6)	40.3

Total cost of revenue	209.2	(1.1)	208.1	196.6	(1.2)	195.4

Gross Profit	125.0	1.1	126.1	226.2	1.2	227.4

Gross profit as a percentage of revenue	37.4%	0.3%	37.7%	53.5%	0.3%	53.8%

Gross profit as a percentage of revenue - products	37.5%	0.2%	37.7%	57.0%	0.1%	57.1%
Gross profit as a percentage of revenue - services	36.7%	1.1%	37.8%	32.8%	1.0%	33.8%

Operating Expenses
Research and development (a)	83.5	(3.2)	80.3	71.3	(2.4)	68.9
Sales and marketing (a)	40.8	(1.3)	39.5	43.8	(1.4)	42.4
General and administrative (a)	21.0	(2.5)	18.5	24.9	(2.5)	22.4
Intangible asset amortization (b)	5.1	(5.1)	—	7.4	(7.4)	—
Restructuring and other charges (c)	—	—	—	(0.5)	0.5	—

Total operating expenses	150.4	(12.1)	138.3	146.9	(13.2)	133.7

Operating (Loss) Earnings	(25.4)	13.2	(12.2)	79.3	14.4	93.7

Operating (loss) earnings as a percentage of revenue	-7.6%	3.9%	-3.7%	18.8%	3.4%	22.2%

Other Income
Interest income, net	3.1	—	3.1	3.0	—	3.0
Other (expense) income, net	(1.1)	—	(1.1)	2.1	—	2.1

Total other income	2.0	—	2.0	5.1	—	5.1

(Loss) Earnings Before Income Tax	(23.4)	13.2	(10.2)	84.4	14.4	98.8
Income tax benefit (expense) (d)	3.3	—	3.3	(20.3)	(11.3)	(31.6)

Net (Loss) Earnings	$(20.1)	$13.2	$(6.9)	$64.1	$3.1	$67.2

Weighted Average Shares Outstanding
Basic	364.6		364.6	385.4		385.4

Diluted	364.6		364.6	389.9		389.9

Net (Loss) Earnings Per Share
Basic	$(0.06)	$0.04	$(0.02)	$0.17	$—	$0.17

Diluted	$(0.06)	$0.04	$(0.02)	$0.16	$0.01	$0.17

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Six Months 2011			Six Months 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Revenue
Products	$549.4	$—	$549.4	$680.4	$—	$680.4
Services	107.2	—	107.2	121.6	—	121.6

Total revenue	656.6	—	656.6	802.0	—	802.0

Cost of Revenue
Products (a)	332.5	(1.0)	331.5	301.3	(1.0)	300.3
Services (a)	76.8	(1.2)	75.6	82.6	(1.1)	81.5

Total cost of revenue	409.3	(2.2)	407.1	383.9	(2.1)	381.8

Gross Profit	247.3	2.2	249.5	418.1	2.1	420.2

Gross profit as a percentage of revenue	37.7%	0.3%	38.0%	52.1%	0.3%	52.4%

Gross profit as a percentage of revenue - products	39.5%	0.2%	39.7%	55.7%	0.2%	55.9%
Gross profit as a percentage of revenue - services	28.4%	1.1%	29.5%	32.1%	0.9%	33.0%

Operating Expenses
Research and development (a)	163.8	(5.8)	158.0	140.5	(4.1)	136.4
Sales and marketing (a)	85.5	(2.6)	82.9	88.9	(2.5)	86.4
General and administrative (a)	44.7	(5.2)	39.5	49.7	(4.4)	45.3
Intangible asset amortization (b)	10.3	(10.3)	—	14.8	(14.8)	—
Restructuring and other charges (c)	1.0	(1.0)	—	9.5	(9.5)	—

Total operating expenses	305.3	(24.9)	280.4	303.4	(35.3)	268.1

Operating (Loss) Earnings	(58.0)	27.1	(30.9)	114.7	37.4	152.1

Operating (loss) earnings as a percentage of revenue	-8.8%	4.1%	-4.7%	14.3%	4.7%	19.0%

Other Income
Interest income, net	6.4	—	6.4	6.9	—	6.9
Other (expense) income, net	(1.7)	—	(1.7)	4.8	—	4.8

Total other income	4.7	—	4.7	11.7	—	11.7

(Loss) Earnings Before Income Tax	(53.3)	27.1	(26.2)	126.4	37.4	163.8
Income tax benefit (expense) (d)	9.1	(0.7)	8.4	(16.7)	(35.7)	(52.4)

Net (Loss) Earnings	$(44.2)	$26.4	$(17.8)	$109.7	$1.7	$111.4

Weighted Average Shares Outstanding
Basic	363.8		363.8	385.0		385.0

Diluted	363.8		363.8	389.5		389.5

Net (Loss) Earnings Per Share
Basic	$(0.12)	$0.07	$(0.05)	$0.28	$0.01	$0.29

Diluted	$(0.12)	$0.07	$(0.05)	$0.28	$0.01	$0.29

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Second Quarter 2011			First Quarter 2011
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Revenue
Products	$277.0	$—	$277.0	$272.4	$—	$272.4
Services	57.2	—	57.2	50.0	—	50.0

Total revenue	334.2	—	334.2	322.4	—	322.4

Cost of Revenue
Products (a)	173.0	(0.5)	172.5	159.5	(0.5)	159.0
Services (a)	36.2	(0.6)	35.6	40.6	(0.6)	40.0

Total cost of revenue	209.2	(1.1)	208.1	200.1	(1.1)	199.0

Gross Profit	125.0	1.1	126.1	122.3	1.1	123.4

Gross profit as a percentage of revenue	37.4%	0.3%	37.7%	37.9%	0.4%	38.3%

Gross profit as a percentage of revenue - products	37.5%	0.2%	37.7%	41.4%	0.2%	41.6%
Gross profit as a percentage of revenue - services	36.7%	1.1%	37.8%	18.8%	1.2%	20.0%

Operating Expenses
Research and development (a)	83.5	(3.2)	80.3	80.3	(2.6)	77.7
Sales and marketing (a)	40.8	(1.3)	39.5	44.7	(1.3)	43.4
General and administrative (a)	21.0	(2.5)	18.5	23.7	(2.7)	21.0
Intangible asset amortization (b)	5.1	(5.1)	—	5.2	(5.2)	—
Restructuring and other charges (c)	—	—	—	1.0	(1.0)	—

Total operating expenses	150.4	(12.1)	138.3	154.9	(12.8)	142.1

Operating (Loss) Earnings	(25.4)	13.2	(12.2)	(32.6)	13.9	(18.7)

Operating (loss) earnings as a percentage of revenue	-7.6%	3.9%	-3.7%	-10.1%	4.3%	-5.8%

Other Income
Interest income, net	3.1	—	3.1	3.3	—	3.3
Other expense, net	(1.1)	—	(1.1)	(0.6)	—	(0.6)

Total other income	2.0	—	2.0	2.7	—	2.7

(Loss) Earnings Before Income Tax	(23.4)	13.2	(10.2)	(29.9)	13.9	(16.0)
Income tax benefit (expense) (d)	3.3	—	3.3	5.8	(0.7)	5.1

Net (Loss) Earnings	$(20.1)	$13.2	$(6.9)	$(24.1)	$13.2	$(10.9)

Weighted Average Shares Outstanding
Basic	364.6		364.6	363.0		363.0

Diluted	364.6		364.6	363.0		363.0

Net (Loss) Earnings Per Share
Basic	$(0.06)	$0.04	$(0.02)	$(0.07)	$0.04	$(0.03)

Diluted	$(0.06)	$0.04	$(0.02)	$(0.07)	$0.04	$(0.03)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our fundamental operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they occur outside of the ordinary course of and are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(d)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income.